Rule 424(b)(3)
                                            File Nos. 333-82583 and 333-82583-01

                                                                  Rule 424(b)(3)
                                            File Nos. 333-82583 and 333-82583-01


PRICING SUPPLEMENT NO. 25 DATED January 25, 2001
(To Prospectus Dated June 8, 2000, as Supplemented June 15, 2000)

                          COUNTRYWIDE HOME LOANS, INC.
                           Medium-Term Notes, Series I
                   Due Nine Months or More from Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
                               Floating Rate Notes


Trade Date:                January 23, 2001                   Book Entry:    |x|
Issue Price:               100%                               Certificated:  |_|
Original Issue Date:       January 26, 2001    Principal Amount:     $40,000,000
Stated Maturity Date:      January 28, 2002    Net Proceeds:         $39,990,000
                                              Specified Currency:   U.S. Dollars

     Base Rate(s): |_| CD Rate |_| Eleventh District |_| Prime Rate
                                                              Cost of Funds Rate
     |_| Commercial Paper Rate |_| Federal Funds Rate |_| Treasury Rate
     |_| CMT Rate |x| LIBOR |_| Other
                               Telerate Page 3750

Exchange Rate Agent:       N/A

Minimum Denomination:      $1,000     Maximum Interest Rate:                 N/A
Initial Interest Rate:     5.735%     Minimum Interest Rate:                 N/A
     Interest  Determination  Dates:  Two London  Business Days Interest  Factor
Convention: N/A
                               prior to each Interest
                               Payment Date
                                              Index Maturity:            3 month
     Interest Reset Dates: Same as Interest Payment Dates Spread (plus or minus): plus 12.5 basis points
     Interest Payment Dates:  Quarterly,  on the 28th day of Spread  Multiplier:
N/A
                           April, July, October and
                           January, commencing on
 .                                   April 28, 2001
                                      Fixed Rate Commencement Date:          N/A
                                      Fixed Interest Rate:                   N/A

Agent:        Banc of America Securities LLC., as principal
Calculation Agent:        The Bank of New York

Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.
     |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date:                          Optional Repayment Dates:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction, if any:

Additional/Other Terms:             N/A



         The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loans' other unsecured and unsubordinated indebtedness. As of November 30, 2000, Countrywide Credit Industries did not have any secured indebtedness outstanding, and Countrywide Home Loans had $19,647,000 aggregate principal amount of secured indebtedness outstanding, all of which was short-term indebtedness. As of that date, Countrywide Home Loans had $9,966,510,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.